EXHIBIT 99

Shareholders Approve $25 Million Equity Investment in Sunair; Pest and Termite Control Services Division Formed

Coconut Palm Capital Investors II, Ltd. Completes Investment in Sunair

FORT LAUDERDALE, Fla., Feb. 9 /PRNewswire-FirstCall/ — Voting at its annual meeting on February 4, 2005, the shareholders of Sunair Electronics, Inc. (Amex: SNR — News) approved a proposal to issue shares of the company’s common stock in connection with a previously announced agreement to sell up to five million units at a price of $5.00 per unit to Coconut Palm Capital Investors II, Ltd., consisting of five million newly issued shares of common stock and warrants to purchase an additional ten million shares of common stock at exercise prices ranging from $6.00 per share to $7.00 per share. The warrants will be immediately exercisable and will expire at times of three and five years from closing.

Tuesday, Coconut Palm purchased the five million units for an aggregate price of $25 million. If Coconut Palm were to exercise all of its warrants, including the initial purchase in the company, its total investment would be $90 million. Proceeds from the investment are to be used to expand a newly created Pest and Termite Control Services Division. Coconut Palm is an affiliate of Royal Palm Capital Partners, a private investment and management firm.

At the annual meeting, Richard C. Rochon and Mario B. Ferrari (both of whom are affiliates of Coconut Palm) were elected to the company’s Board of Directors. In addition, Coconut Palm will have the right to nominate an additional director to fill a newly created vacancy on the Board of Directors at a later date. Mr. Rochon, elected chairman of the board, is currently chairman and chief executive officer of Royal Palm Capital Partners. Previously, he served for 14 years (1988-2002) as President of Huizenga Holdings, Inc., a management and holding company owned by H. Wayne Huizenga. Mr. Rochon continues to serve as a director of publicly held Century Business Services, Inc., Devcon International Corporation, and Bancshares of Florida, Inc. Mr. Ferrari, elected vice chairman, currently serves as a director of Devcon International Corporation, is a principal with Royal Palm Capital Partners, and previously worked in the investment banking division of Morgan Stanley & Co.

The company also entered into a four-year employment agreement with John J. Hayes, who will join the company’s senior management team as Chief Executive Officer of Sunair, Inc. Mr. Hayes, a former executive vice president of TruGreen Companies (2000-2004), will also head the newly created Pest and Termite Control Services Division. Mr. Hayes served TruGreen in various executive roles since 1975. Mr. Hayes was not previously an employee or director of the company. As an inducement to entering into employment with the company, Mr. Hayes was also issued options to purchase 166,667 shares of the company’s common stock at an exercise price of $5.00 per share, which such options will vest over a period of the employment agreement and will expire ten years after the date of issuance. The options were granted outside of the company’s stock option plan, and were approved by a majority of the company’s independent directors.

At the annual meeting, the shareholders also approved amendments to the company’s Articles of Incorporation to change the company’s name to Sunair, Inc., increase the number of authorized shares to 108,000,000 shares of capital stock, of which 8,000,000 are preferred shares and to increase the size of the Board of Directors from five to seven members.

Reelected incumbent directors include Michael D. Herman, former Sunair Chairman of the Board; James E. Laurent, President of Sunair Electronics; Arnold A. Heggestad, Ph.D., Holloway Professor of Entrepreneurship and Finance at the University of Florida and the Founding Director of the Center for Entrepreneurship and Innovation; and Steven P. Oppenheim, President and owner of Oppenheim & Associates.

ABOUT SUNAIR

Sunair Electronics, Inc. is a Florida corporation engaged in the design, manufacture and sale of High Frequency (HF) systems utilized for long range voice and data communications in fixed station, mobile and marine strategic applications. Since 1956, Sunair has maintained an established presence in domestic and international government and military markets, including the NATO community. Sunair will use the proceeds from the $25 million equity investment to form a new Pest and Termite Control Services Division and to finance acquisitions of pest control services businesses in the United States. Sunair’s existing government and military communications products and systems group shall continue as a separate division of Sunair with its existing management team.